Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
StarCite, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 333-34736, 333-76870, 333-76872 and 333-126808) on Form S-8 and the registration statement (No. 333-115702) on Form S-3 of Internet Capital Group, Inc. and subsidiaries of our report dated March 31, 2009, with respect to the consolidated balance sheets of StarCite, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report of Internet Capital Group, Inc., as amended, on Form 10-K/A.
/s/ KPMG LLP
Philadelphia, PA
March 31, 2009